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                                                                    EXHIBIT 99.2

                         FORM OF LETTER TO STOCKHOLDERS

Dear Stockholder:

        In an effort to assure that all Western Digital stockholders receive maximum value in the event of an attempted or actual takeover of the Corporation, on September 10, 1998, your Board of Directors adopted a new stockholder rights plan to replace Western Digital's existing rights plan which reaches the end of its ten-year term and expires in October 1998. We have enclosed a summary description of the plan, which we urge you to read carefully.

        Adoption of rights plans is a common practice among public companies in the United States. Rights plans are intended to provide the Board of Directors with additional time and bargaining power to protect stockholder interests in the event of an unsolicited takeover bid. Western Digital's new rights plan is not intended to prevent a takeover of the Corporation on terms that are in the best interests of all stockholders. The rights plan is designed to encourage a potential acquiror to negotiate with the Board prior to attempting a takeover. This should position the Board to protect your interests.

        Western Digital's new rights plan involves distributions of one "Right" for each share of common stock outstanding at the close of business on November 30, 1998. Thereafter, each newly issued share of common stock will also include a Right. Initially, there will be no separate Rights certificates. Instead, each Right will simply be a part of the share of common stock to which it is attached. It will be represented by the common stock certificate, it will trade automatically with the common stock, and it will not be separable or exercisable unless certain events occur.

        If a person or group acquires 15% or more of Western Digital's outstanding common stock, each Right not owned by the acquiror or its affiliates will entitle its holder to pay the Corporation $150 (the exercise price per Right) and receive newly issued shares of common stock worth $300. For example, if the stock were trading at $20, each Right would entitle its holder to purchase 15 shares for $150, or $10 per share. This ability of stockholders other than the acquiror to purchase additional shares at a 50% discount from market would cause an unapproved takeover to be much more expensive to an acquiror. As a result, a potential acquiror would have a strong incentive not to pursue a hostile strategy, and instead to negotiate with your Board of Directors to redeem the Rights or approve the transaction so that the Rights do not become exercisable.

        Adoption of a new rights plan essentially continues the rights plan that Western Digital has had in effect for ten years. This replacement plan does not affect the financial strength of the Corporation and will not interfere with our business strategy and plans. The issuance of the Rights alone will not affect earnings per share or change the way in which you can presently trade the Corporation's shares.
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        The attached summary describes the Rights in more detail. Thank you for your continued support of Western Digital Corporation.

Sincerely,

Charles A. Haggerty
President and Chief Executive Officer



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